Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304-1050

March 22, 2007

Socket Communications, Inc.
39700 Eureka Drive
Newark, CA 94560

  Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 22, 2007 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,608,490 shares of your Common Stock (the "Shares") reserved for issuance under the 2004 Equity Incentive Plan (the "Stock Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Stock Plan.

It is our opinion that, when issued and sold in the manner referred to in the Stock Plan and pursuant to the standard agreements which accompany any sale under the Stock Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.

Very Truly Yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati